Wright Express Announces Departure of Gareth Gumbley, EVP of Wright Express International
David Maxsimic, Industry Expert and Company Veteran, Serving as Interim Leader for International
Business

SOUTH PORTLAND, Maine, May 23, 2012 (BUSINESS WIRE) — Wright Express Corporation (NYSE: WXS) announced today that Gareth Gumbley, executive vice president of Wright Express International, has resigned his position effective May 18 to pursue opportunities outside of the fuel industry that are more aligned with his payments background. David Maxsimic, currently executive vice president of sales and marketing for Wright Express in North America, will serve as the interim leader of the Company’s international operations effective immediately. Gumbley will remain with the Company in a consultative role for the next several weeks to create and execute a transition plan.

“We thank Gareth for the work he has done building the international team and developing a pipeline of business opportunities outside of the United States. We wish him all the best in his future endeavors,” said Michael Dubyak, chairman, president and CEO of Wright Express.

Added Dubyak, “Bolstered by his 14 year tenure with Wright Express, David brings strong industry relationships on both the fleet and payments sides of the business. This deep expertise will enable him to drive continued growth and development of our international business, as an integral part of our long-term strategy.”

About Wright Express
Wright Express (NYSE:WXS) is a leading provider of value-based, business payment processing and information management solutions. The Company’s fleet, corporate and prepaid payment solutions provide its more than 350,000 customers with unparalleled security and control across a wide spectrum of business sectors. The Company’s operations include Wright Express Financial Services, Pacific Pride, rapid! PayCard, Wright Express Prepaid Cards Australia, Wright Express Fuel Cards Australia, and CorporatePay Limited, England. Wright Express and its subsidiaries employ more than 900 associates in six countries. For more information about Wright Express, please visit wrightexpress.com.

SOURCE: Wright Express Corporation

News media contact:
Wright Express
Jessica Roy
207-523-6763
Jessica—Roy@wrightexpress.com
or
Investor Relations contact:
Wright Express
Michael E. Thomas
(207) 523-6743
Michael—Thomas@wrightexpress.com